EXHIBIT 99.1

Jerrold J. Pellizzon	Dan Matsui/Eugene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x-262	(310) 208-2550
E-mail: dmatsui@sha-ir.com

CERADYNE, INC. ANNOUNCES

3-FOR-2 STOCK SPLIT

Costa Mesa, CA. —March 11, 2004—Ceradyne, Inc. (Nasdaq:CRDN) (Company) announced today that its Board of Directors has approved a 3-for-2 stock split in the form of a 50% stock dividend. The stock dividend will be distributed on April 7, 2004, to stockholders of record as of the close of business on March 30, 2004.

Stockholders will receive one additional share for every two shares of common stock owned on the record date. In lieu of receiving fractional shares, stockholders will receive a cash payment based on the closing price of the common stock on the record date, as adjusted for the split. As of March 10, 2004, the Company has 10,628,069 shares of common stock outstanding. The stock split will increase the number of shares outstanding to approximately 15,942,103.

Joel Moskowitz, Ceradyne chief executive officer, stated: “We believe the stock split will result in greater share liquidity and lower volatility in our stock price by increasing the number of shares in the public float.”

Moskowitz added: “Ceradyne’s recently announced record sales and earnings for 2003 and positive outlook for sales and earnings growth in 2004, discussed in its earnings conference call on February 26, 2004, contributed to the Board’s decision to split the stock.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company’s prospectus dated July 1, 2003, and in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, as filed with the Securities and Exchange Commission.

# # #